Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-137565) pertaining to the Amended and Restated 2006 Employee Restricted Stock Plan of MCG Capital Corporation and the Amended and Restated 2006 Non-Employee Director Restricted Stock Plan of MCG Capital Corporation of our reports dated March 4, 2010, with respect to the consolidated financial statements and Schedule 12-14 of MCG Capital Corporation and the effectiveness of internal control over financial reporting of MCG Capital Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/Ernst & Young LLP

McLean, Virginia
March 4, 2010